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                                                                EXHIBIT 6.10(a)


                                PROMISSORY NOTE

July 2, 1996                                                        $300,000.00

          For value received, the undersigned promises to pay to the order of SILVER STATE PLASMA PRODUCTS, INC. c/o Nations Biologics, 105 Chapel Drive, Lafayette, Louisiana, 70506, the principal sum of THREE HUNDRED THOUSAND AND NO/100 ($300,000.00) DOLLARS, with interest at the rate of eight (8%) percent per annum from July 2, 1996, payable in thirty-six (36) equal consecutive monthly installments of $9,400.91 each; the first payment date being August 2, 1996 and thereafter on the 2nd day of each month.

          Should it become necessary at maturity or on default, to place this note in the hands of an attorney at law for collection, adjustment, compromise or suit, the maker binds and obligates itself to pay all costs of collection, including reasonable attorneys' fees.

          Should any installment payment due on this note not be paid when due and, if notwithstanding written notice to the maker of such default, more than ten (10) days pass after such written notice without the maker having remedied such default by making the installment payment(s) due, then the holder or holders of this note shall have the option to accelerate all payments and to demand payment in full of the balance due on this promissory note.

                                       SERACARE

                                       By: /s/ Barry Plost
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